Exhibit 10.7D

NON-EMPLOYEE DIRECTOR

HOMETRUST BANK

DIRECTOR EMERITUS PLAN

JOINDER AGREEMENT

Director of Affiliate Institution

HomeTrust Bank (the “Bank”) and Craig Koontz (the “Director”) hereby agree, for good and valuable consideration, including the Director’s long term and loyal service as a director of , Industrial Federal Savings Bank (the “Affiliate Institution”), and the Director’s agreement to comply with the Non-Compete Agreement set forth in Article II below, that the Director is entitled to receive Director Emeritus Fees in accordance with the Director Emeritus Plan (the “Plan”) established as of July 1, 1993, by the Bank as such Plan may now exist or hereafter be modified.

ARTICLE I

BENEFIT

The Director’s monthly “Director Emeritus Fees” shall equal $2,500, payable beginning on the first day of the month subsequent to his termination of service in all capacities with the Bank other than as a director of Industrial Federal Savings Bank, a partner bank of the Bank. Subject to compliance by the Director with his obligations under Article II hereof, the Director will be entitled to receive the monthly Director Emeritus Fees for 240 consecutive months (the “Benefit Period”). The Director Emeritus Fees shall increase during 19 annual consecutive periods of the Benefit Period at the rate of 5% for each such annual adjustment with the first 5% increase to take place during the second year of the Benefit Period. By way of example, if the Director Emeritus Fees are equal to $2,500 per month ($30,000 per year), then during the second year of the Benefit Period the amount payable shall be $2,625 per month (or $31,500 per year), in the third year of the Benefit Period the amount payable shall be $2,756.25 per month (or $33,075.00 per year), etc. The benefit of the Director herein is fully vested but subject to forfeiture under Article II below.

The Director understands that his receipt (or his Beneficiary’s receipt) of the Director Emeritus Fees (or survivor’s benefit) and the form or method of payment thereof shall be subject to all provisions of the Plan and this Joinder Agreement.

The Director hereby designates the following individuals as his “Beneficiary”. The Director can subsequently change such designation by submitting to the Board of Directors of the Bank, at any subsequent time, a written designation of the primary and secondary Beneficiaries to whom payment under the Plan shall be made in the event of his death prior to complete distribution of the benefits due and payable under the Plan. The Director understands that any Beneficiary designation made by him subsequent to execution of this Joinder Agreement shall become effective only when receipt thereof is acknowledged in writing by the Board of Directors of the Bank.

PRIMARY BENEFICIARY:

SECONDARY BENEFICIARY:

ARTICLE II

NON-COMPETE AGREEMENT

1. The Director hereby covenants and agrees that during his service with the Bank or any of its subsidiaries or affiliates in any capacity whatsoever, and for a period of five years thereafter, he shall not:

(a) become an officer, employee, consultant, director, advisory director or trustee of, or provide services directly or indirectly in any capacity whatsoever to, any financial .institution whose deposit accounts are insured by the Federal Deposit Insurance Corporation or the National Credit. Union Administration (or any affiliate thereof or successor thereto), or any holding company, subsidiary or affiliate of any such entity (other. than the Bank and its subsidiaries and affiliates) if such entity, its holding company or any of their respective subsidiaries or affiliates maintains an office or facility for the transaction of business in any state where the Bank or any of its subsidiaries or affiliates maintains an office or facility for the transaction of business (a “Competitor”).

(b) directly or indirectly, by disclosure of customers names to others, engage in the sale or marketing of deposit taking activities, loans, insurance products, investment -products, investment advisory services or investment brokerage services (other than on behalf of the Bank, its subsidiaries and affiliates) to any person or entity who is known by the Director to be a customer of the Bank or any: of its subsidiaries or affiliates;

(c) directly or indirectly solicit or offer employment to any officer or employee of the Bank or any of its subsidiaries or affiliates, or take any action intended, or that a reasonable person acting in like circumstances would expect, to have the effect Of causing any officer or employee of; or person or entity (including but not limited to customers and vendors) doing business with, the Bank or any of its subsidiaries or affiliates to terminate his, her or its employment or business relationship with the Bank or any of its subsidiaries or affiliates; provided this subparagraph shall not apply to any form of media advertising of general circulation or distribution which is not targeted to any officer and/or employee, or any group of officers and/or employees, of the Bank or any of its subsidiaries or affiliates;

(d) directly or indirectly provide any information, advice or recommendation with respect to any officer or employee of the Bank or any of its subsidiaries or affiliates to any Competitor, or any entity or person engaged in the sale or marketing of deposit taking activities, loans, insurance products, investment products, investment advisory services or investment brokerage services, or any direct or indirect subsidiary or affiliate of such entity or person, that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any such officer or employee to terminate his or her employment and accept employment or becorke affiliated with, or provide services for compensation in any capacity whatsoever to, such Competitor or other entity or person; or

(e) directly or ‘indirectly become an owner of outstanding capital stock or equity ownership interest in any Competitor, except that nothing herein shall preclude the Director from owning not. more than 1% of the outstanding capital stock or equity ownership interest in. any entity that is publicly traded at the time he acquires his interest therein.

2. The Director hereby further covenants and agrees at all times to keep in strict confidence, .and to not, directly or indirectly, at any time disclose or use (except in the course of performing his duties on behalf of the Bank, its subsidiaries or affiliates) any trade secrets or confidential business or technical information of the Bank, its subsidiaries or affiliates or their respective customers or vendors (the “Confidential Information”), without limitation as to when or how the Director may have acquired such information. The Confidential Information shall include, without limitation, business and marketing methods, policies, techniques, and strategies; research and development relating to products and services; customer and vendor information and contracts, methods of operation; business, financial and strategic plans; financial -information; and human resources policies, practices and procedures: The Confidential Information shall not include information that is or becomes publicly available other than as a result of disclosure by the Director. The-Director specifically acknowledges that the Confidential Information derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been put forth by the Bank, its subsidiaries and affiliates to maintain the secrecy of such information, that such information is the sole property of the Bank, its subsidiaries and affiliates and that any retention and use of such information during or after the Director’s service with the Bank, its subsidiaries and affiliates (except in the course of performing his duties on behalf of the Bank, its subsidiaries or affiliates) shall constitute a violation of this paragraph 2 and a misappropriation of the Confidential Information. The Director further agrees that upon his cessation of service he will return to the Bank, its subsidiaries and affiliates, in good condition, all property of the Bank, its subsidiaries and affiliates including, without limitation, the Confidential Information. In the event that any such property is not so returned, the Bank shall have the right to charge the Director for all reasonable damages, costs, attorney’s fees and other expenses incurred in searching for, taking, removing. arid/or recovering such property. In the event that the Director is advised in. writing by his legal counsel that he is required by subpoena or other legal process to disclose any of the Confidential Information, the Director shall promptly notify the Bank of this situation and shall promptly provide the Bank with a copy of the written advice of legal counsel so that the Bank or one of its subsidiaries or affiliates may seek a protective order or other appropriate remedy. If a protective order. or other appropriate remedy is not obtained in a reasonable period of time, the Director’ may. furnish only that portion of the Confidential Information that he is advised by legal counsel is legally required.

3. If the period of time set forth in paragraph I of this Article II should be adjudged to be unreasonable by any court of competent jurisdiction, then the court making such judgment shall have the power to reduce the period of time by such number of months as is required so that such restriction may be enforced, for such time as is adjudged to be reasonable. Similarly, if any other portion of this Article II is adjudged to be unreasonable by any court of competent jurisdiction, then the court making such judgment shall have the power to, and shall, reduce such scope or restriction so that it shall extend to the maximum extent permissible under the law and no further.

4. The Director acknowledges that the restraints placed upon him under this Article II are fair and reasonable under the circumstances and that if he should commit a breach of any of the provisions thereof the Bank’s remedies at law would be inadequate to compensate it for its damages. The parties agree that in the event of any breach by the Director of any of the provisions of this Article II, then he shall forfeit all remaining Director Emeritus Fees under this Joinder. Agreement and his status as director emeritus of the Bank shall thereupon cease and terminate. In addition thereto, the Bank shall be entitled to (i) injunctive relief and (ii) such other relief as is available at law or in equity. Any dispute or controversy arising under or in connection with this Joinder Agreement that seeks solely monetary damages (i.e., does not seek any form of equitable relief such as an injunction) shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association as then in effect in Asheville, North Carolina. The arbitrator’s award shall be binding and conclusive upon the parties and judgment may be entered on the arbitrator’s award in any court having jurisdiction. In the event of any judicial or arbitration proceeding between the Director and the Bank, or any of the Bank’s subsidiaries or affiliates, under this Joinder Agreement, the prevailing party in such action shall be entitled to recover reasonable fees and disbursements of his or its counsel (plus any costs) incurred by such prevailing party in connection with such proceeding from the other party, provided the amount thereof in any and all such proceedings shall not exceed $25,000. Moreover, if the Director has violated any of the provisions of paragraph 1 of this Article II, the Bank’s right to injunctive relief shall include, without limitation, the imposition of an additional period of time during which the Director will be required to comply with the provisions of paragraph 1 of this Article II, which period of time shall not be less than the period of time the Director was in violation of the provisions thereof. If the Bank or any of its subsidiaries or affiliates is required in any injunction proceeding to post a bond, the parties agree that it shall be in a nominal amount.

ARTICLE III

ACKNOWLEDGEMENT

The Director acknowledges that he has been provided with a copy of the Plan prior to his execution of this Joinder Agreement. If the Plan is subsequently modified or amended, the Administrator of the Plan shall provide the Director with a copy of the Plan, as so modified or amended.

THIS JOINDER AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

/s/ Craig Koontz	1-28-2010
Craig Koontz	(Date)

HomeTrust Bank

By	F. Ed Broadwell, Jr.	/s/ Dana L. Stonestreet	January 28, 2010
	(Bank’s duly authorized Officer	(Attest)	(Date)

4